Custody Agreement

     Agreement made this 22nd day of September, 1995, by and between Manor Investment Funds, Inc. Daniel A. Morris, President, hereinafter referred to as the "Customer" and THE FIRST NATIONAL BANK OF WEST CHESTER (hereinafter referred to as "FNB").

As custodian, FNB agrees to the following:

     1. Provide safekeeping of securities.

     2. Register securities in the name of our Nominee and interchange coupon and registered bonds.

     3. Vote, at customer's direction, routine proxies.

     4. Buy, sell, receive or deliver securities at customers's direction.

     5. Notify customer of calls, maturities, redemptions, retirements, tender and conversion privileges and subscription rights as they come to our attention. It is agreed that with respect to securities for which adequate information of this type is not readily available, our responsibility in relation thereto is limited to safekeeping.

     6. Make transfers from either income or principal, in custody account, to cover any overdrafts resulting form following my instructions or to charge the Bank's compensation.

     7. Collect income payable to customer form customer's securities.

     8. Remit income periodically by:
          a)      X      depositing it in customer's checking
account at FNB.
          b)               sending check to customer.
          c)   ____________________________

     9. FNB shall send monthly statements of income and principal cash receipts and disbursements including transactions of a noncash nature. FNB shall also provide a list of securities in customer's accounts, including market values. Tax costs, book or carrying values will be reported if provided customer.

     10. FNB shall be compensated for the performance of its obligations hereunder in accordance with its standard rated in effect from time to time, payable monthly.

     11. This agreement may be modified by mutual consent, in writing, and may be terminated at the option of either party.

     12. This agreement shall be construed in accordance with the laws of the Commonwealth of Pennsylvania.

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties have hereunto set their hands and seals this 22nd day of September, 1995.


Daniel A. Morris, President
Manor Investment Funds, Inc.


THE FIRST NATIONAL BANK OF WEST CHESTER